CONTENT="C:\Program Files\Microsoft Office\Templates\news release.dot"> Exhibit 99. CRS

Exhibit 99.

                                                                                                    Media:   Katharine Marshall
                                                                                                    (610) 208-3034
                                                                                                    kmarshall@cartech.com

                                                                                                    Investors:   Jaime Vasquez
                                                                                                    (610) 208-2165
                                                                                                    jvasquez@cartech.com

BRIDGEPORT, CONN. SETTLEMENT RESULTS IN SPECIAL CHARGE
FOR CARPENTER

          Wyomissing, Pa. (May 18, 2001) - Carpenter Technology Corp. (NYSE:CRS) said today that it has reached an agreement with officials in Bridgeport, Conn, associated with the public taking of Carpenter's former steel mill property. The settlement calls for the company to receive a total of $9.25 million by June 30.

          Carpenter will incur a one-time, non-cash charge of $7.5 million before taxes - or $.20 per diluted share - in the fourth quarter (ending June 30, 2001) as a result of its settlement with the City of Bridgeport and the Bridgeport Port Authority. The charge includes litigation and other costs and reflects the difference between the book value of the site and the agreement price.

          Carpenter retains responsibility for an existing oil deposit on the property except to the extent the oil deposit is disturbed by the City or Port Authority or a third party acting on their behalf to develop the site. Except for the oil deposit, the City and Port Authority will assume all responsibility and obligations with respect to the environmental conditions of the property; including the waterways, and release Carpenter from related claims.

          The Port Authority also will take over responsibility for monitoring groundwater on the property and proceed with further site remediation plans as approved by the Connecticut Department of Environmental Protection.

          The City of Bridgeport seized the property in 1999 and proposed paying Carpenter $2.5 million for the 48-acre, waterfront parcel. Carpenter had valued the property at $14.5 million on its books, based on previous sales agreements.

          Since 1988, when Carpenter closed the facility, the company has spent more than $7.5 million on site preparation and remediation for environmental problems, much of which predates the company's ownership of the tract.

          "We're pleased that Carpenter has been more fairly compensated for this property, which is located next to Interstate 95 and borders Bridgeport's harbor," said John R. Welty, vice president, general counsel and secretary. "We hope that the City's and Port Authority's development plan materializes and helps revitalize the area."

         Carpenter, based in Wyomissing, Pa., is a leading manufacturer and distributor of stainless steel, specialty alloys including titanium alloys, and various engineered products. Carpenter had sales of $1.1 billion in fiscal 2000 (ended June 30, 2000). More information about Carpenter is available at www.cartech.com.

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